Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-19510, 333-12737, 333-74682 and 333-129675 on Form S-8 of our report dated September 10, 2007 (August 26, 2008 as to Note B) relating to (1) the consolidated financial statements as of June 30, 2007 and for the years ended June 30, 2007 and 2006 of II-VI Incorporated and (2) the financial information for the years ended June 30, 2007 and 2006 included in the financial statement schedule of II-VI Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the consolidated financial statements as of June 30, 2007 and for the years ended June 30, 2007 and 2006 having been retrospectively adjusted for discontinued operations) appearing in this Annual Report on Form 10-K of II-VI Incorporated for the year ended June 30, 2008.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania

August 26, 2008